As filed with the Securities and Exchange Commission on November 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Charter Communications, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	400 Atlantic Street Stamford, Connecticut 06901	84-1496755
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Charter Communications, Inc. 2009 Stock Incentive Plan

(Full title of the plans)

Richard R. Dykhouse

Executive Vice President, General Counsel and Corporate Secretary

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

(203) 905-7801

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Charter Communications, Inc. Class A Common Stock, $0.001 par value per share	9,042,000	$248.35	$2,245,580,700.00	$260,262.81

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant which become issuable under the 2009 Stock Incentive Plan being registered pursuant to this Registration Statement by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based on the average of the high and low prices of the Registrant’s common stock on November 1, 2016, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

Charter Communications, Inc. (formerly known as CCH I, LLC, the “Registrant”), the successor registrant to Charter Communications, Inc. (“Legacy Charter”), is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register 9,042,000 additional shares of the Registrant’s Class A Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”). The Shares are additional securities of the same class as other securities for which previous registration statements on Form S-8 were filed by Legacy Charter with the Securities and Exchange Commission (the “Commission”) on November 25, 2009, as amended by Post-Effective Amendment No. 1 filed May 20, 2016 (File No. 333-163357), on November 9, 2010, as amended by Post-Effective Amendment No. 1 filed May 20, 2016 (File No. 333-170475) and on August 9, 2013, as amended by Post-Effective Amendment No. 1 filed May 20, 2016 (File No. 333-190516) (collectively, the “Earlier Registration Statements”). Pursuant to General Instruction E of Form S-8, the contents of the Earlier Registration Statements filed by Legacy Charter are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement on Form S-8.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to holders as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

The following documents, which have been filed with the SEC by the Registrant or Legacy Charter, are incorporated by reference in this registration statement:

(a) Legacy Charter’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b) Legacy Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016;

(d) Legacy Charter’s Current Reports on Form 8-K filed with the Commission on February 12, 2016, February 22, 2016, April 7, 2016, April 27, 2016, May 2, 2016, May 18, 2016, May 19, 2016 and May 20, 2016 (in each case excluding any information furnished but not filed);

(e) The Registrant’s Current Reports on Form 8-K filed on May 24, 2016, July 29, 2016, August 1, 2016, October 7, 2016 and October 28, 2016;

(f) CCO Holdings, LLC’s Current Report on Form 8-K filed on June 6, 2016.

(g) The description of the Registrant’s Capital Stock contained in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-205240) of CCH I, LLC (now known as Charter Communications, Inc., the Registrant) as declared effective by the Commission on August 20, 2015, including any subsequent amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters will be passed upon for us by Richard R. Dykhouse, who serves as our Executive Vice President, General Counsel and Corporate Secretary. Mr. Dykhouse is a salaried employee and earns stock-based compensation on our common stock. Pursuant to various stock and employee benefit plans, Mr. Dykhouse is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article SEVENTH of the Registrant’s amended and restated certificate of incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X of the Registrant’s bylaws provides that to the fullest extent authorized by the DGCL, the Registrant shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or serves or served at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Registrant in advance of any final disposition; provided that to the extent required by the DGCL, such advancement of expenses will only be made upon delivery to the Registrant of a commitment from such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant. The bylaws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. The Registrant plans to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Registrant’s amended and restated certificate of incorporation and the Registrant’s bylaws.

The Registrant has assumed Legacy Charter’s indemnification agreements with its directors and certain of its officers. The indemnification agreements shall provide indemnification to the Registrant’s directors and such officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Item 8.	Exhibits.

The Exhibit Index below is incorporated by reference herein.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfield, State of Connecticut, on November 2, 2016.

Charter Communications, Inc.

By:	/s/ Kevin D. Howard
Name:	Kevin D. Howard
Title:	Senior Vice President – Finance, Controller and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard R. Dykhouse, Christopher L. Winfrey and Kevin D. Howard and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 2, 2016.

Signature	Title

/s/ Thomas M. Rutledge Thomas M. Rutledge	Chairman, Chief Executive Officer, Director (Principal Executive Officer)

/s/ Christopher L. Winfrey Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer (Controller/Principal Accounting Officer)

/s/ Eric L. Zinterhofer Eric L. Zinterhofer	Director

/s/ W. Lance Conn W. Lance Conn	Director

/s/ Kim C. Goodman Kim C. Goodman	Director

/s/ Mauricio Ramos Mauricio Ramos	Director

/s/ Craig A. Jacobson Craig A. Jacobson	Director

/s/ Gregory Maffei Gregory Maffei	Director

/s/ John C. Malone John C. Malone	Director

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director

/s/ David C. Merritt David C. Merritt	Director

/s/ Nair Balan Nair Balan	Director

/s/ Michael Newhouse Michael Newhouse	Director

/s/ Steven Miron Steven Miron	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Charter Communications, Inc., filed with the Commission on May 19, 2016).

3.2	Bylaws of Charter Communications, Inc., effective as of May 18, 2016 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Charter Communications, Inc., filed with the Commission on May 19, 2016).

5.1*	Opinion of Richard R. Dykhouse, Esq. with respect to the legality of the shares of common stock being registered hereby.

10.1	Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended through May 18, 2016 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Charter Communications, Inc., filed with the Commission on May 19, 2016).

23.1*	Consent of KPMG LLP

23.2*	Consent of Richard R. Dykhouse, Esq. (included in Exhibit 5.1).

24.1*	Power of Attorney of certain officers and directors of the Registrant to file future amendments (set forth on the signature page hereto).

*	Filed herewith.